EXHIBIT 99.1

AutoZone Authorizes Additional Stock Repurchase

MEMPHIS, Tenn., June 19, 2024 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today, announced its Board of Directors authorized the repurchase of an additional $1.5 billion of the Company’s common stock in connection with its ongoing share repurchase program. Since the inception of the repurchase program in 1998, and including the above amount, AutoZone’s Board of Directors has authorized $39.2 billion in share repurchases.

“AutoZone’s continuing ability to generate strong free cash flow allows us to increase our cumulative share authorization while maintaining our investment grade credit ratings,” said Jamere Jackson, Chief Financial Officer. “We remain committed to our disciplined capital allocation policy to drive growth while maintaining adequate liquidity.”

About AutoZone:

As of May 4, 2024, the Company had 6,364 stores in the U.S., 763 in Mexico and 109 in Brazil for a total store count of 7,236.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light duty trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. The majority of stores have a commercial sales program that provides prompt delivery of parts and other products and commercial credit to local, regional and national repair garages, dealers, service stations, fleet owners and other accounts. AutoZone also sells automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. Additionally, we sell the ALLDATA brand of automotive diagnostic, repair, collision and shop management software through www.alldata.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

Contact Information:

Financial: Brian Campbell, 901-495-7005, brian.campbell@autozone.com

Media: David McKinney, 901-495-7951, david.mckinney@autozone.com